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                                                                   EXHIBIT 10(d)

                                   AGREEMENT


     AGREEMENT, dated as of December 31, 1989, between EMONS HOLDINGS, INC., a Delaware corporation with offices at 96 South George Street, York, Pennsylvania 17401 (together with any and all present and future affiliates and subsidiaries thereof, the "Company"), and ALFRED P. SMITH, residing at 2650 Primrose Lane, York, Pennsylvania 17404 (the "Employee").

     In consideration of Employee's continuing employment hereunder, the Company desires to provide for certain severance benefits to Employee in the event of a termination of Employee's employment under certain circumstances and Employee desires to agree to such arrangement, on the terms and conditions hereinafter set forth.

     1.  Term.  This Agreement shall commence as of the date hereof and shall
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end five years from the starting date, and thereafter the term of this Agreement shall be extended for additional one-year terms unless either party delivers to the other party written notice of termination within 60 days of the end of the preceding term, or such shorter period as may be provided for herein.


     2.  Termination by the Company for Due Cause.  The Company may terminate
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Employee for Due Cause, in which case Employee shall continue to receive his then current salary payments only through the period ending with the date of such termination as provided in this Section. Any rights and benefits he may have under employee benefit plans and programs of the Company, generally, shall be determined in accordance with the terms and provisions of such plans and programs. The term "Due Cause" as used herein, shall mean that (i) Employee has committed a serious criminal act, such as embezzlement, against the company or a felony involving moral turpitude or (ii) Employee, in carrying out his duties hereunder, has been guilty of willful misconduct, resulting in either case in material harm to the Company.

     3.  Termination of Employment Following a Change in Control.  (a) In the
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event that:  (i) the Company terminates Employee after a change in control of the Company, as defined in Section 3(b) or (ii) (x) Employee terminates his employment with the Company within one (1) year after a change in control of the Company and (y) a constructive demotion has occurred, as defined in Section 3(c), within thirty (30) days after such termination, the Company shall pay to Employee any salary accrued to the date of such termination and not theretofore paid, in addition to a lump sum payment of an amount equal to 12 months' base salary at a rate equal to the highest annualized rate in effect during the six
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consecutive month period immediately prior to such termination. The Company shall continue to carry the life, disability, health, hospitalization, surgical and major medical insurance coverage for such 12-month period following termination of employment, unless prohibited by the insurer or by law, in which case the Company shall provide the economic equivalent (as defined below). If coverage is continued, the Company shall give the Employee the right to assume the life, disability, health, hospitalization, surgical and major medical insurance coverage or to reimburse the Company for its continuing payments under such policies, unless prohibited by the insurer or by law. For purposes of this Section, "economic equivalent" shall mean the cost of the premiums paid by the Company for the insurance coverage provided to Employee by the Company during the 12 consecutive month period prior to such termination. Any such continuing insurance coverage, or economic equivalent thereof, will be offset by comparable coverage to Employee in connection with subsequent employment, if any. Other rights and benefits of Employee under employee benefit plans and programs of the Company, generally, will be determined in accordance with the terms and provisions of such plans and programs.

         (b) For purposes of this Section 3, a change in control of the company shall be deemed to have occurred if:

                (A) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than Employee, or a group including the Employee) acquires, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

                (B) the individuals who as of the date of this Agreement constitute the Board of Directors of the Company cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by the current Chairman of the Board and the current Board of Directors of the Company; or

                (C) the business of the Company is disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, in which the Company owns less than a majority of the equity, pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

         (c) For purposes of this Section 3, a constructive demotion shall be deemed to have occurred if:

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                (A)  The Company demotes Employee to a materially lesser
position than the position held immediately preceding any change in control of the Company;

                (B) the Company causes a material change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to Employee's position held immediately preceding any change in control of the Company;

                (C) the Company decreases Employee's base salary (exclusive of any bonuses and benefits) below the highest annualized rate paid to Employee during the six consecutive month period immediately preceding any change in control (taking into account increases made from time to time);

                (D) the Company materially reduces Employee's benefits under any employee benefit plan, program or arrangement of the company (other than a change that affects all senior executive employees) from the level in effect during the 12 consecutive month period prior to any such reduction; provided, however, that any such reduction is not due to employee's, employee's working units, or the Company's failure to meet certain goals upon which any such benefits or bonuses are based; or

                (E) the Company fails to obtain the agreement of a successor company to assume the obligations of the Company under this Agreement as required by Section 6.

     4.  Termination by the Company Other Than for Due Cause.  The Company may
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terminate Employee's employment at any time for whatever reason it deems appropriate, in which event the Company shall pay to Employee, within thirty
(30) days of such termination, a lump sum payment of an amount equal to 12 months' base salary (exclusive of any bonuses and benefits) at a rate equal to the highest annualized rate in effect during the six consecutive month period immediately prior to such termination; provided, however, that if the Board of Directors of the Company determines that the payment of such lump sum amount would have a materially adverse effect on the financial condition of the Company, the Company may elect to pay such amount to Employee in 12 equal consecutive monthly installments payable on the first day of each month commencing within 30 days after such termination. The Company shall continue to carry the life, disability, health, hospitalization, surgical and major medical insurance coverage for such 12-month period following termination of employment, unless prohibited by the insurer or by law, in which case the company shall provide the economic equivalent (as defined above). If coverage is continued, the Company shall give the Employee the right to assume the life, disability, health, hospitalization, surgical and major medical insurance coverage or

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to reimburse the company for its continuing payments under such policies, unless prohibited by the insurer or by law. Any such continuing insurance coverage, or economic equivalent thereof, will be offset by comparable coverage to Employee in connection with subsequent employment, if any. Other rights and benefits of Employee under employee benefit plans and programs of the Company, generally, will be determined in accordance with the terms and provisions of such plans and programs.

     5.  Voluntary Termination.  In the event the Employee terminates his
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employment of his own volition prior to the expiration of the term of this
Agreement (other than as provided in Section 3) such termination shall constitute a voluntary termination and in such event the Employee shall be limited to the same rights and benefits as provided in connection with termination for Due Cause.

     6.  Merger, etc.  In the event of a future disposition of (or including)
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the properties and business of the company, substantially as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Company shall assign this Agreement, subject to Employee's rights under Section 3(a) and all of its rights and obligations hereunder, to the acquiring or surviving corporation or entity; provided that such corporation or entity shall assume in writing all of the obligations of the Company.

     7.  Survival.  The covenants, agreements, representations, and warranties
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contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

     8.  Modification.  This Agreement sets forth the entire understanding of
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the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party. The Agreement dated as of December 31, 1986 between Employee and the Company is hereby terminated in all respects and shall be of no further force and effect and is superseded in all respects by this Agreement.

     9.  Notices.  Any notice or other communication required or permitted to be
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give hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9). Notice to the estate of Employee shall be sufficient if addressed to Employee as provided in this
Section 9.  Any notice or other

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communications given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

     10.  Waiver.  Any waiver by either party of a breach of any provision of
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this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement shall not operate as or be construed to be a waiver of any such provision or any other provision of this Agreement. Any waiver must be in writing.

     11.  Binding Effect; Assignment to Parent.  Employee's rights and
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obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 6.

     12.  No Third Party Beneficiaries.  This Agreement does not create, and
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shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in Section 11).

     13.  Headings; Governing Law.  The headings in this Agreement are solely
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for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                EMONS HOLDINGS, INC.



                                By:  /s/ Robert Grossman
                                   ----------------------------
                                       Title:  President



                                /s/Alfred P. Smith
                                ---------------------------------
                                Alfred P. Smith

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